Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-290665 and 333- 290665-01

This pricing supplement, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933.  This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these Securities in any country or jurisdiction where such an offer would not be permitted.

Preliminary Pricing Supplement

Subject To Completion, dated June 18, 2026

(To Prospectus dated December 8, 2025,

Series A Prospectus Supplement dated December 8, 2025 and

Product Supplement No. WF-1 dated December 8, 2025)

BofA Finance LLC Medium-Term Notes, Series A Fully and Unconditionally Guaranteed by Bank of America Corporation

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Biotech ETF and the iShares® MSCI Emerging Markets® ETF due July 6, 2029

◼Linked to the Lowest Performing of the State Street® SPDR® S&P® Biotech ETF and the iShares® MSCI Emerging Markets® ETF (each referred to as an “Underlying”)

◼Unlike ordinary debt securities, the Securities do not pay interest, do not repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described below.  Whether the Securities are automatically called for a fixed call premium or, if not automatically called, the maturity payment amount, will depend, in each case, on the Fund Closing Price of the Lowest Performing Underlying on the relevant Call Date.  The Lowest Performing Underlying on any Call Date is the Underlying that has the lowest Fund Closing Price on that Call Date as a percentage of its Starting Value

◼Automatic Call.  If the Fund Closing Price of the Lowest Performing Underlying on any Call Date is greater than or equal to its Call Value, the Securities will be automatically called for the principal amount plus the Call Premium applicable to that Call Date. The Call Premium applicable to each Call Date will be a percentage of the principal amount that increases for each Call Date based on a simple (non-compounding) return of at least approximately 15.80% per annum (to be determined on the Pricing Date). The Call Value for each Underlying is 100% of its Starting Value. Please see "Terms of the Securities-Call Dates and Call Premiums" below for the call dates and call premiums

◼Maturity Payment Amount. If the Securities are not automatically called, you will receive a Maturity Payment Amount that could be equal to or less than the principal amount per Security depending on the Fund Closing Price of the Lowest Performing Underlying on the Final Calculation Day as follows:

■If the Fund Closing Price of the Lowest Performing Underlying on the Final Calculation Day is less than its Starting Value, but not by more than the Buffer Amount of 20.00%, you will receive the principal amount of your Securities

■If the Fund Closing Price of the Lowest Performing Underlying on the Final Calculation Day is less than its Starting Value by more than the Buffer Amount, you will receive less than the principal amount and have 1-to-1 downside exposure to the decrease in the Fund Closing Price of the Lowest Performing Underlying in excess of the Buffer Amount.

◼Investors may lose up to 80% of the principal amount

◼ Your return on the Securities will depend solely on the performance of the Underlying that is the Lowest Performing Underlying on each Call Date. You will not benefit in any way from the performance of the better performing Underlying. Therefore, you will be adversely affected if any Underlying performs poorly, even if the other Underlying performs favorably

◼Any positive return on the Securities will be limited to the applicable Call Premium, even if the Fund Closing Price of the Lowest Performing Underlying on the applicable Call Date significantly exceeds its Starting Value. You will not participate in any appreciation of any Underlying beyond the applicable fixed Call Premium

◼All payments on the Securities are subject to the credit risk of BofA Finance LLC (“BofA Finance”), as issuer of the Securities, and Bank of America Corporation (“BAC” or the “Guarantor”), as guarantor of the Securities

◼Securities will not be listed on any securities exchange

◼No periodic interest payments

The initial estimated value of the Securities as of the Pricing Date is expected to be between $904.25 and $964.25 per Security, which is less than the public offering price listed below. The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement and “Structuring the Securities” on page PS-26 of this pricing supplement for additional information.

The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. Potential purchasers of the Securities should consider the information in “Selected Risk Considerations” beginning on page PS-9 herein and “Risk Factors” beginning on page PS-6 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these Securities or determined if this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price	Underwriting Discount(1)(2)	Proceeds, before expenses, to BofA Finance
Per Security	$1,000.00	$25.75	$974.25
Total

(1) Wells Fargo Securities, LLC and BofA Securities, Inc. are the selling agents for the distribution of the Securities and are acting as principal. See “Terms of the Securities—Selling Agents” in this pricing supplement for further information.

(2) In addition, in respect of certain Securities sold in this offering, BofA Securities, Inc. or one of its affiliates may pay a fee of up to $3.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Biotech ETF and the iShares® MSCI Emerging Markets® ETF due July 6, 2029

Terms of the Securities

Issuer:	BofA Finance LLC.
Guarantor:	BAC.
Underlyings:	The State Street® SPDR® S&P® Biotech ETF (Bloomberg symbol: “XBI”) and the iShares® MSCI Emerging Markets® ETF (Bloomberg symbol: “EEM”), each an exchange-traded fund.
Pricing Date*:	June 30, 2026
Issue Date*:	July 6, 2026
Maturity Date*:

July 6, 2029, subject to postponement as described below in “—Market Disruption Events and Postponement Provisions”. The Securities are not subject to repayment at the option of any holder of the Securities prior to the Maturity Date.

Denominations:	$1,000 and any integral multiple of $1,000. References in this pricing supplement to a “Security” are to a Security with a principal amount of $1,000.
Automatic Call:

If the Fund Closing Price of the Lowest Performing Underlying on any Call Date is greater than or equal to its Call Value, the Securities will be automatically called, and on the related Call Settlement Date you will be entitled to receive a cash payment per Security in U.S. dollars equal to the principal amount per Security plus the Call Premium applicable to the relevant Call Date. The last Call Date is the Final Calculation Day, and payment upon an automatic call on the Final Calculation Day, if applicable, will be made on the Maturity Date.

Any positive return on the Securities will be limited to the applicable Call Premium, even if the Fund Closing Price of the Lowest Performing Underlying on the applicable Call Date significantly exceeds its Call Value. You will not participate in any appreciation of any Underlying beyond the applicable Call Premium.

If the Securities are automatically called, they will cease to be outstanding on the related Call Settlement Date and you will have no further rights under the Securities after such Call Settlement Date.  You will not receive any notice from us if the Securities are automatically called.

Call Dates* and Call Premiums:

The Call Premium applicable to each Call Date will be a percentage of the principal amount that increases for each Call Date based on a simple (non-compounding) return of at least approximately 15.80% per annum (to be determined on the Pricing Date).

The actual Call Premium and payment per Security upon an automatic call that are applicable to each Call Date will be determined on the Pricing Date and will be at least the amounts specified in the table below.

Call Date

Call Premium

Payment per Security upon an Automatic Call

July 6, 2027

At least 15.800% of the principal amount

At least $1,158.00

August 6, 2027

At least 17.117% of the principal amount

At least $1,171.17

September 7, 2027

At least 18.433% of the principal amount

At least $1,184.33

October 6, 2027

At least 19.750% of the principal amount

At least $1,197.50

November 8, 2027

At least 21.067% of the principal amount

At least $1,210.67

December 6, 2027

At least 22.383% of the principal amount

At least $1,223.83

January 6, 2028

At least 23.700% of the principal amount

At least $1,237.00

February 7, 2028

At least 25.017% of the principal amount

At least $1,250.17

March 6, 2028

At least 26.333% of the principal amount

At least $1,263.33

April 6, 2028

At least 27.650% of the principal amount

At least $1,276.50

May 8, 2028

At least 28.967% of the principal amount

At least $1,289.67

June 6, 2028

At least 30.283% of the principal amount

At least $1,302.83

July 6, 2028

At least 31.600% of the principal amount

At least $1,316.00

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Biotech ETF and the iShares® MSCI Emerging Markets® ETF due July 6, 2029

August 7, 2028

At least 32.917% of the principal amount

At least $1,329.17

September 6, 2028

At least 34.233% of the principal amount

At least $1,342.33

October 6, 2028

At least 35.550% of the principal amount

At least $1,355.50

November 6, 2028

At least 36.867% of the principal amount

At least $1,368.67

December 6, 2028

At least 38.183% of the principal amount

At least $1,381.83

January 8, 2029

At least 39.500% of the principal amount

At least $1,395.00

February 6, 2029

At least 40.817% of the principal amount

At least $1,408.17

March 6, 2029

At least 42.133% of the principal amount

At least $1,421.33

April 6, 2029

At least 43.450% of the principal amount

At least $1,434.50

May 7, 2029

At least 44.767% of the principal amount

At least $1,447.67

June 6, 2029

At least 46.083% of the principal amount

At least $1,460.83

July 2, 2029

At least 47.400% of the principal amount

At least $1,474.00

We refer to July 2, 2029 as the “Final Calculation Day.”

The Call Dates are subject to postponement as described below in “—Market Disruption Events and Postponement Provisions”.

Call Settlement Date:

Three business days after the applicable Call Date (as each such Call Date may be postponed as described below in “—Market Disruption Events and Postponement Provisions”, if applicable); provided that the Call Settlement Date for the last Call Date is the Maturity Date.

Maturity Payment Amount:

If the Securities are not automatically called, you will be entitled to receive on the Maturity Date a cash payment per Security in U.S. dollars equal to the Maturity Payment Amount. The “Maturity Payment Amount” per Security will equal:

•if the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Starting Value but greater than or equal to its Threshold Value:
         $1,000; or

•if the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Threshold Value:

$1,000 × (Performance Factor of the Lowest Performing Underlying on the Final Calculation Day + Buffer Amount)

If the Securities are not automatically called and the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Threshold Value, you will receive less, and possibly 80% less, than the principal amount of your Securities on the Maturity Date.

Lowest Performing Underlying:	For any Call Date, the “Lowest Performing Underlying” will be the Underlying with the lowest Performance Factor on that Call Date.
Performance Factor:	With respect to an Underlying on any Call Date, its Fund Closing Price on such Call Date divided by its Starting Value (expressed as a percentage).
Fund Closing Price:

With respect to each Underlying, Fund Closing Price, closing price and adjustment factor have the meanings set forth under “General Terms of the Securities — Certain Terms for Securities Linked to a Fund — Certain Definitions” in the accompanying product supplement.

Starting Value:

With respect to the State Street® SPDR® S&P® Biotech ETF: $       , its Fund Closing Price on the Pricing Date.

With respect to the iShares® MSCI Emerging Markets® ETF: $        , its Fund Closing Price on the Pricing Date.

Ending Value:	With respect to each Underlying, its Fund Closing Price on the Final Calculation Day.
Call Value:

With respect to the State Street® SPDR® S&P® Biotech ETF: $        , which is equal to 100% of its Starting Value.

With respect to the iShares® MSCI Emerging Markets® ETF: $        , which is equal to 100% of its Starting Value.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Biotech ETF and the iShares® MSCI Emerging Markets® ETF due July 6, 2029

Threshold Value:

With respect to the State Street® SPDR® S&P® Biotech ETF: $        , which is equal to 80% of its Starting Value.

With respect to the iShares® MSCI Emerging Markets® ETF: $        , which is equal to 80% of its Starting Value.

Buffer Amount:	20%.
Market Disruption Events and Postponement Provisions:

Each Call Date (including the Final Calculation Day) is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the Maturity Date will be postponed if the Final Calculation Day is postponed and will be adjusted for non-business days. For more information regarding adjustments to the Call Dates and the Maturity Date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to Multiple Market Measures” and “—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, each Call Date (including the Final Calculation Day) is a “calculation day” and each Call Settlement Date (including the Maturity Date) is a “payment date.” In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to a Fund —Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Selling Agents:

BofAS and Wells Fargo Securities, LLC (“WFS”).

Under our distribution agreement with BofAS, BofAS will purchase the Securities from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated underwriting discount. BofAS will sell the Securities to WFS at the public offering price of the Securities less a concession of up to $25.75 per Security. WFS may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of up to $20.00 per Security. In addition to the concession allowed to WFA, WFS may pay up to $0.75 per Security to WFA as a distribution expense fee for each Security sold by WFA.

In addition, in respect of certain Securities sold in this offering, BofAS or its affiliates may pay a fee of up to $3.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.

WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the Securities at any time up to the Issue Date or during the three-month period following the Issue Date, the secondary market price offered by it, WFA or any of their affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the Securities that are included in the public offering price of the Securities.  Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be outside of this period, as any secondary market price offered outside of this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this three-month period.  If you hold the Securities through an account at WFS, WFA or any of their affiliates, WFS has advised us that it expects that this increase will also be reflected in the value indicated for the Securities on your brokerage account statement.  If you hold your Securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the Securities on your brokerage account statement may be different than if you held your Securities at WFS, WFA or any of their affiliates.

Events of Default and Acceleration:

If an Event of Default, as defined in the senior indenture relating to the Securities and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration” on page 51 of the accompanying prospectus, with respect to the Securities occurs and is continuing, the amount payable to a holder of the Securities upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “Terms of the Securities—Maturity Payment Amount” above, calculated as though the date of acceleration were the Final Calculation Day of the Securities; provided that if the Fund Closing Price of the Lowest Performing Underlying on the date of acceleration is equal to or greater than its Call Value, then the Maturity Payment Amount will be calculated using a call premium that is prorated to the date of acceleration. In case of a default in the payment of the Securities, whether at their maturity or upon acceleration, the Securities will not bear a default interest rate.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Biotech ETF and the iShares® MSCI Emerging Markets® ETF due July 6, 2029

Material Tax Consequences:	For a discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of the Securities, see “U.S. Federal Income Tax Summary.”
CUSIP:	09712C6L2
* Subject to change

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Biotech ETF and the iShares® MSCI Emerging Markets® ETF due July 6, 2029

Additional Information about BofA Finance, the Guarantor and the Securities

The terms and risks of the Securities are contained in this pricing supplement and in the following related product supplement, prospectus supplement and prospectus. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent that it is different from that information. These documents can be accessed at the following links:

•Product Supplement No. WF-1 dated December 8, 2025:

https://www.sec.gov/Archives/edgar/data/70858/000119312525311329/d51848d424b2.htm

•Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025:

https://www.sec.gov/Archives/edgar/data/70858/000119312525310920/d51586d424b3.htm

These documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement or prospectus supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

The Securities are our senior debt securities.  Any payments on the Securities are fully and unconditionally guaranteed by BAC. The Securities and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral.  The Securities will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Securities, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Biotech ETF and the iShares® MSCI Emerging Markets® ETF due July 6, 2029

Investor Considerations

The Securities are not appropriate for all investors. The Securities may be an appropriate investment for investors who:

■believe that the Fund Closing Price of the Lowest Performing Underlying will be greater than or equal to its Call Value on one of the Call Dates;

■seek the potential for a fixed return if the Lowest Performing Underlying has appreciated or has not depreciated as of any of the Call Dates in lieu of full participation in any potential appreciation of any or all of the Underlyings;

■are willing to accept the risk that, if the Fund Closing Price of the Lowest Performing Underlying is less than its Call Value on each Call Date, they will not receive any positive return on their investment in the Securities;

■desire to limit downside exposure to the Lowest Performing Underlying through the Buffer Amount;

■are willing to accept the risk that, if the Securities are not automatically called and the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Starting Value by more than the buffer amount of 20%, they will receive less, and possibly 80% less, than the principal amount of their Securities at maturity;

■understand that the term of the Securities may be as short as approximately one year and that they will not receive a higher Call Premium payable with respect to a later Call Date if the Securities are called on an earlier Call Date;

■understand that the return on the Securities will depend solely on the performance of the Underlying that is the Lowest Performing Underlying on each Call Date and that they will not benefit in any way from the performance of the better performing Underlying;

■understand that the Securities are riskier than alternative investments linked to only one of the Underlyings or linked to a basket composed of each Underlying;

■understand and are willing to accept the full downside risks of each Underlying;

■are willing to forgo interest payments on the Securities and dividends on shares of the Underlyings or the securities held by or included in the Underlyings, as applicable; and

■are willing to hold the Securities until maturity.

The Securities may not be an appropriate investment for investors who:

■seek a liquid investment or are unable or unwilling to hold the Securities to maturity;

■require full payment of the principal amount of the Securities at maturity;

■  believe that the Fund Closing Price of the Lowest Performing Underlying will be less than its Call Value on each Call Date;

■  seek a security with a fixed term;

■are unwilling to accept the risk that, if the Fund Closing Price of the Lowest Performing Underlying is less than its Call Value on each Call Date, they will not receive any positive return on their investment in the Securities;

■are unwilling to accept the risk that the Fund Closing Price of the Lowest Performing Underlying on the Final Calculation Day may decrease by more than the buffer amount of 20% from the Starting Value to the Ending Value;

■are unwilling to purchase securities with an estimated value as of the Pricing Date that is lower than the public offering price and that may be as low as the lower estimated value set forth on the cover page;

■  seek current income;

■  are unwilling to accept the risk of exposure to the Underlyings;

■seek exposure to a basket composed of each Underlying or a similar investment in which the overall return is based on a blend of the performances of the Underlyings, rather than solely on the Lowest Performing Underlying;

■seek exposure to the upside performance of any or each Underlying beyond the applicable Call Premiums;

■are unwilling to accept the credit risk of BofA Finance, as issuer, and BAC, as guarantor, to obtain exposure to the Underlyings generally, or to obtain exposure to the Underlyings that the Securities provide specifically; or

■prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the Securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the Securities in light of your particular circumstances. You should also review carefully “Selected Risk Considerations” herein and “Risk Factors” in each of the accompanying product supplement, prospectus supplement and prospectus for risks related to an investment in the Securities. For more information about the Underlyings, please see the sections titled “The State Street® SPDR® S&P® Biotech ETF” and “The iShares® MSCI Emerging Markets® ETF” below.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Biotech ETF and the iShares® MSCI Emerging Markets® ETF due July 6, 2029

Determining Timing and Amount of Payment on the Securities

The timing and amount of the payment you will receive will be determined as follows:

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Biotech ETF and the iShares® MSCI Emerging Markets® ETF due July 6, 2029

Selected Risk Considerations

The Securities have complex features and investing in the Securities will involve risks not associated with an investment in conventional debt securities. Your decision to purchase the Securities should be made only after carefully considering the risks of an investment in the Securities, including those discussed below, with your advisors in light of your particular circumstances. The Securities are not an appropriate investment for you if you are not knowledgeable about significant elements of the Securities or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Securities in the “Risk Factors” sections beginning on page PS-6 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement and page 7 of the accompanying prospectus.

Structure-related Risks

Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Securities at maturity. If the Securities are not automatically called and the Ending Value of the Lowest Performing Underlying is less than its Threshold Value, at maturity, you will lose 1% of the principal amount for each 1% that the Ending Value of the Lowest Performing Underlying is less than its Starting Value by more than the Buffer Amount. In that case, you will receive less, and possibly up to 80% less, than the principal amount of your Securities.

Any positive investment return on the Securities is limited. You will not participate in any increase in the values of the Underlyings. Any positive investment return is limited to the applicable Call Premium, if any, regardless of the extent to which the Fund Closing Price of any Underlying on any Call Date exceeds its Call Value. In contrast, a direct investment in one or more of the Underlyings or in the securities held by or included in the Underlyings, as applicable, would allow you to receive the benefit of any appreciation in their prices. Thus, any return on the Securities will not reflect the return you would realize if you actually owned those securities and received the dividends paid or distributions made on them. The return on the Securities may be less than a comparable investment directly in the Funds or in the securities included in or held by the Underlyings, as applicable. There is no guarantee that the Securities will be called for more than the principal amount, and it is possible you will not receive any positive return on the Securities.

The Securities do not bear interest. Unlike a conventional debt security, no interest payments will be paid over the term of the Securities, regardless of the extent to which the Fund Closing Price of any Underlying exceeds its Starting Value, Call Value or Threshold Value on any Call Date.

The amount payable upon an automatic call or the Maturity Payment Amount, as applicable, will not reflect the values of the Underlyings other than on the Call Dates. The values of the Underlyings during the term of the Securities other than on the Call Dates will not affect payments on the Securities. Notwithstanding the foregoing, investors should generally be aware of the performance of the Underlyings while holding the Securities, as the performance of the Underlyings may influence the market value of the Securities. The calculation agent will determine whether the Securities will be automatically called, and will calculate the amount payable upon an automatic call or the Maturity Payment Amount, as applicable, by comparing only the Call Value or Threshold Value, as applicable, to the Fund Closing Price of the Lowest Performing Underlying on the applicable Call Date or Final Calculation Date, as applicable. No other values of the Underlyings will be taken into account. As a result, if the Securities are not automatically called, and the Ending Value of the Lowest Performing Underlying is less than its Threshold Value, you will receive less than the principal amount at maturity even if the value of each Underlying was always above its Threshold Value prior to the Final Calculation Day.

The Securities are subject to a potential automatic call, which would limit your ability to receive further payment on the Securities. The Securities are subject to a potential automatic call. The Securities will be automatically called if, on any Call Date, the Fund Closing Price of the Lowest Performing Underlying is greater than or equal to its Call Value. If the Securities are automatically called, you will be entitled to receive the principal amount and the applicable Call Premium with respect to the applicable Call Date, and no further amounts will be payable with respect to the Securities. In this case, you will lose the opportunity to receive payment of any higher Call Premium that otherwise would be payable after the date of the automatic call. If the Securities are called, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the Securities.

Because the Securities are linked to the lowest performing (and not the average performance) of the Underlyings, you may not receive any return on the Securities and may lose some or a significant portion of your principal amount even if the Fund Closing Price of one Underlying is always greater than or equal to its Call Value or Threshold Value. Your Securities are linked to the lowest performing of the Underlyings, and a change in the price of one Underlying may not correlate with changes in the price of the other Underlying(s).  The Securities are not linked to a basket composed of the Underlyings, where the depreciation in the price of one Underlying could be offset to some extent by the appreciation in the price of the other Underlying(s).  In the case of the Securities, the individual performance of each Underlying would not be combined, and the depreciation in the price of one Underlying would not be offset by any appreciation in the price of the other Underlying(s).  Even if the Fund Closing Price of an Underlying is at or above its Call Value on a Call Date, the Securities will not be automatically called, and you will not receive the Call Premium with respect to that Call Date, if the Fund Closing Price of another Underlying is below its Call Value on that day. In addition, even if the Ending Value of an Underlying is at or above its Threshold Value, you will lose some or a significant portion of your principal amount if the Ending Value of the Lowest Performing Underlying is below its Threshold Value.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Biotech ETF and the iShares® MSCI Emerging Markets® ETF due July 6, 2029

Your return on the Securities may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Securities may be less than the return you would earn if you purchased a conventional debt security with the same Maturity Date. As a result, your investment in the Securities may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

A Call Settlement Date and the Maturity Date may be postponed if a Call Date is postponed. A Call Date (including the Final Calculation Day) with respect to an Underlying will be postponed if the applicable originally scheduled Call Date is not a trading day with respect to any Underlying or if the calculation agent determines that a market disruption event has occurred or is continuing with respect to that Underlying on that Call Date. If such a postponement occurs with respect to an Call Date other than the Final Calculation Day, then the related Call Settlement Date will be postponed. If such a postponement occurs with respect to the Final Calculation Day, the Maturity Date will be the later of (i) the initial Maturity Date and (ii) three business days after the last Final Calculation Day as postponed.

Any payment on the Securities is subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of, or any amounts payable on, the Securities. The Securities are our unsecured senior debt securities. Any payment on the Securities will be fully and unconditionally guaranteed by the Guarantor. The Securities are not guaranteed by any entity other than the Guarantor. As a result, your receipt of the payment on an automatic call or the Maturity Payment Amount at maturity will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Securities on the applicable payment date, regardless of the Fund Closing Price of the Lowest Performing Underlying as compared to its Call Value or Threshold Value, as applicable. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time after the Pricing Date of the Securities. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amount(s) payable under the terms of the Securities.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations.  Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date of your Securities may adversely affect the market value of the Securities.  However, because your return on the Securities depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the prices of the Underlyings, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Securities.

We are a finance subsidiary and, as such, have no independent assets, operations or revenues. We are a finance subsidiary of the Guarantor, have no operations other than those related to the issuance, administration and payment of our obligations under our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Securities in the ordinary course. Therefore, our ability to make payments on the Securities may be limited.

Valuation- and Market-related Risks

The public offering price you pay for the Securities will exceed their initial estimated value. The range of initial estimated values of the Securities that is provided on the cover page of this preliminary pricing supplement, and the initial estimated value as of the Pricing Date that will be provided in the final pricing supplement, are each estimates only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Securities. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Securities prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the prices of the Underlyings, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charges, all as further described in "Structuring the Securities" below. These factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways.

The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates or WFS or its affiliates would be willing to purchase your Securities in any secondary market (if any exists) at any time. The value of your Securities at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlyings, our and BAC’s creditworthiness and changes in market conditions.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Biotech ETF and the iShares® MSCI Emerging Markets® ETF due July 6, 2029

We cannot assure you that a trading market for your Securities will ever develop or be maintained. We will not list the Securities on any securities exchange. We cannot predict how the Securities will trade in any secondary market or whether that market will be liquid or illiquid.

The Securities are not designed to be short-term trading instruments, and if you attempt to sell the Securities prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. The following factors are expected to affect the value of the Securities: prices of the Underlyings at such time; volatility of the Underlyings; economic and other conditions generally; interest rates; dividend yields; exchange rate movements and volatility; our and the Guarantor’s financial condition and creditworthiness; and time to maturity.

Conflict-related Risks

Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, and WFS and its affiliates, may create conflicts of interest with you and may adversely affect your return on the Securities and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may buy or sell shares of the Underlyings or the securities held by or included in any of the Underlyings, as applicable, or futures or options contracts on the Underlyings or those securities, or other listed or over-the-counter derivative instruments linked to the Underlyings or those securities. While we, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may from time to time own shares of the Underlyings or the securities held by or included in the Underlyings, as applicable, except to the extent that BAC’s or Wells Fargo & Company’s (the parent company of WFS) common stock may be included in the Underlyings, as applicable, we, the Guarantor and our other affiliates, including BofAS, and WFS and its affiliates, do not control any company included in the Underlyings, and have not verified any disclosure made by any other company. We, the Guarantor or one or more of our other affiliates, including BofAS, or WFS and its affiliates, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Securities. These transactions may present a conflict of interest between your interest in the Securities and the interests we, the Guarantor and our other affiliates, including BofAS, and WFS and its affiliates, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These transactions may adversely affect the prices of the Underlyings in a manner that could be adverse to your investment in the Securities. On or before the Pricing Date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on its behalf, and WFS and its affiliates (including for the purpose of hedging some or all of our anticipated exposure in connection with the Securities), may affect the prices of the Underlyings. Consequently, the prices of the Underlyings may change subsequent to the Pricing Date, which may adversely affect the market value of the Securities.

We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, also expect to engage in hedging activities that could adversely affect the prices of the Underlyings on the Pricing Date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your Securities prior to maturity, and may adversely affect the amounts to be paid on the Securities. We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may purchase or otherwise acquire a long or short position in the Securities, the Underlyings or the securities represented by the Underlyings and may hold or resell the Securities, the Underlyings or the securities represented by the Underlyings.  For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the prices of the Underlyings, the market value of your Securities prior to maturity or the amounts payable on the Securities.

If WFS, BofAS or an affiliate of either selling agent participating as a dealer in the distribution of the Securities conducts hedging activities for us in connection with the Securities, such selling agent or participating dealer will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any discount, concession or fee received in connection with the sale of the Securities to you. This additional projected profit may create a further incentive for the selling agents or participating dealers to sell the Securities to you.

There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Securities and, as such, will make a variety of determinations relating to the Securities, including the amounts that will be paid on the Securities. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Underlying-related Risks

Any payments on the Securities and whether the Securities are automatically called will depend upon the performance of the Underlyings, and therefore the Securities are subject to the following risks, each as discussed in more detail in the accompanying product supplement.

●Changes that affect an Underlying or its respective fund underlying index may adversely affect the value of the Securities and any payments on the Securities.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Biotech ETF and the iShares® MSCI Emerging Markets® ETF due July 6, 2029

●We cannot control actions by any of the unaffiliated companies whose securities are included in an Underlying or its respective fund underlying index.

●We and our affiliates have no affiliation with any fund sponsor or fund underlying index sponsor and have not independently verified its public disclosure of information.

●Risks associated with an applicable fund underlying index will affect the value of that Underlying and hence the value of the Securities.

●There are risks associated with funds.

Adverse conditions in the biotechnology sector may reduce your return on the Securities. All of the stocks held by the XBI are issued by companies whose primary lines of business are directly associated with the biotechnology sector. The profitability of these companies is largely dependent on, among other things, demand for the companies’ products, regulatory influences on the biotechnology market (including healthcare reform and receipt of regulatory approvals and compliance with complex regulatory requirements), pricing and reimbursement from third party payors, continued innovation and successful development of new products, talent attraction and retention, maintaining intellectual property rights and industry competition. Any adverse developments affecting the biotechnology sector could adversely affect the price of the XBI and, in turn, the value of the Securities.

The stocks held by the XBI are concentrated in one sector. The XBI holds securities issued by companies in the biotechnology sector. As a result, some of the stocks that will determine the performance of the Securities are concentrated in one sector. Although an investment in the Securities will not give holders any ownership or other direct interests in the securities held by the XBI, the return on an investment in the Securities will be subject to certain risks associated with a direct equity investment in companies in this sector. Accordingly, by investing in the Securities, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

The Securities are subject to foreign currency exchange rate risk. The EEM holds securities traded outside of the United States. The price of the EEM will depend upon the values of these securities, which will in turn depend in part upon changes in the value of the currencies in which the securities held by the EEM are traded. Accordingly, investors in the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the securities held by the EEM are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the price of the EEM will be adversely affected and the value of the EEM may decrease.

The Securities are subject to risks associated with foreign securities markets. The EEM holds certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the EEM may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

There are risks associated with emerging markets. An investment in the Securities will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Biotech ETF and the iShares® MSCI Emerging Markets® ETF due July 6, 2029

difficult by low levels of corporate disclosure and unreliability of economic and financial data.

Governmental regulatory actions could result in material changes to the composition of the Underlyings and could negatively affect your return on the Securities. Governmental regulatory actions, including but not limited to sanctions-related actions by the U.S. or foreign governments, could make it necessary or advisable for there to be material changes to the composition of the Underlyings, depending on the nature of such governmental regulatory actions and the constituent stocks that are affected. For instance, pursuant to recent executive orders, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the People’s Republic of China (the “PRC”) military, intelligence and security apparatus, or securities that are derivative of, or are designed to provide investment exposure to such securities. If any governmental regulatory action results in the removal of constituent stocks that have (or historically have had) significant weights within the Underlyings, such removal, or even any uncertainty relating to a possible removal, could have a material and negative effect on the price of the Underlyings and, therefore, your return on the Securities.

The performance of an Underlying may not correlate with the performance of its underlying index as well as the net asset value per share or unit of the Underlying, especially during periods of market volatility. The performance of an Underlying and that of its underlying index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of an Underlying may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index. This could be due to, for example, the Underlying not holding all or substantially all of the underlying assets included in its underlying index and/or holding assets that are not included in its underlying index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the Underlying, differences in trading hours between the Underlying (or the underlying assets held by the Underlying) and its underlying index, or other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant. In addition, because the shares or units of each Underlying are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share or unit of an Underlying may differ from its net asset value per share or unit; shares or units of the Underlying may trade at, above, or below its net asset value per share or unit. During periods of market volatility, securities held by an Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share or unit of the Underlying and the liquidity of the Underlying may be adversely affected. Market volatility may also disrupt the ability of market participants to trade shares or units of the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares or units of the Underlying. As a result, under these circumstances, the market value of shares or units of the Underlying may vary substantially from the net asset value per share or unit of the Underlying.

The anti-dilution adjustments will be limited. The calculation agent may adjust the Price Multiplier of an Underlying and other terms of the Securities to reflect certain actions by an Underlying, as described in the section “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to ETFs” in the accompanying product supplement. The calculation agent will not be required to make an adjustment for every event that may affect an Underlying and will have broad discretion to determine whether and to what extent an adjustment is required.

The publisher or the sponsor or investment advisor of an Underlying may adjust that Underlying in a way that affects its prices, and the publisher or the sponsor or investment advisor has no obligation to consider your interests. The publisher or the sponsor or investment advisor of an Underlying can add, delete, or substitute the components included in that Underlying or make other methodological changes that could change its price. Any of these actions could adversely affect the value of your Securities.

Tax-related Risks

The U.S. federal income and estate tax consequences of the Securities are uncertain, and may be adverse to a holder of the Securities.  See “U.S. Federal Income Tax Summary” below and “U.S. Federal Income Tax Summary” beginning on page PS-45 of the accompanying product supplement.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Biotech ETF and the iShares® MSCI Emerging Markets® ETF due July 6, 2029

Hypothetical Examples and Returns

The payout profile, hypothetical returns table and examples below illustrate hypothetical payments upon an automatic call or at maturity for a $1,000 principal amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual Starting Value, Call Value or Threshold Value of any Underlying. The hypothetical Starting Value of $100.00 for each Underlying has been chosen for illustrative purposes only and does not represent the actual Starting Value of any Underlying. The actual Starting Value, Call Value and Threshold Value for each Underlying will be determined on the Pricing Date and will be set forth under “Terms of the Securities” above. For historical data regarding the actual Fund Closing Prices of the Underlyings, see the historical information set forth herein. The payout profile, returns table and examples below assume that an investor purchases the Securities for $1,000 per Security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual amount you receive at stated maturity or upon automatic call and the resulting pre-tax total rate of return will depend on the actual terms of the Securities.

Hypothetical Call Premiums:

15.800% for the first Call Date, 17.117% for the second Call Date, 18.433% for the third Call Date, 19.750% for the fourth Call Date, 21.067% for the fifth Call Date, 22.383% for the sixth Call Date, 23.700% for the seventh Call Date, 25.017% for the eighth Call Date, 26.333% for the ninth Call Date, 27.650% for the tenth Call Date, 28.967% for the eleventh Call Date, 30.283% for the twelfth Call Date, 31.600% for the thirteenth Call Date, 32.917% for the fourteenth Call Date, 34.233% for the fifteenth Call Date, 35.550% for the sixteenth Call Date, 36.867% for the seventeenth Call Date, 38.183% for the eighteenth Call Date, 39.500% for the nineteenth Call Date, 40.817% for the twentieth Call Date, 42.133% for the twenty-first Call Date, 43.450% for the twenty-second Call Date, 44.767% for the twenty-third Call Date, 46.083% for the twenty-fourth Call Date and 47.400% for the twenty-fifth Call Date (assuming that a Call Premium is equal to the lowest possible Call Premium that will be determined on the Pricing Date)

Hypothetical Starting Value:	For each Underlying, $100.00
Hypothetical Call Value:	For each Underlying, $100.00 (100% of its hypothetical Starting Value)
Hypothetical Threshold Value:	For each Underlying, $80.00 (80% of its hypothetical Starting Value)

Hypothetical Payment at Maturity
Least Performing Underlying
First Call Date
Thirteenth Call Date
Final Call Date
Twenty Fifth Call Date (Call Premium: 47.40%)
Thirteenth Call Date (Call Premium: 31.60%)
First Call Date (Call Premium: 15.80%)
20% Contingent Downside Protection
Security Return
100%
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
Hypothetical Percentage Change in the Closing Value of the Least Performimg Underlying from Pricing Date to Applicable Call Date

Hypothetical Payout Profile

*Not all call dates reflected; reflects only the first, thirteenth and twenty-fifth call dates for illustrative purposes only

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Biotech ETF and the iShares® MSCI Emerging Markets® ETF due July 6, 2029

Hypothetical Returns

If the Securities are automatically called:

Hypothetical Call Date on which Securities are automatically called	Hypothetical payment per Security on related Call Settlement Date	Hypothetical pre-tax total rate of return
1st Call Date	$1,158.00	15.800%
2nd Call Date	$1,171.17	17.117%
3rd Call Date	$1,184.33	18.433%
4th Call Date	$1,197.50	19.750%
5th Call Date	$1,210.67	21.067%
6th Call Date	$1,223.83	22.383%
7th Call Date	$1,237.00	23.700%
8th Call Date	$1,250.17	25.017%
9th Call Date	$1,263.33	26.333%
10th Call Date	$1,276.50	27.650%
11th Call Date	$1,289.67	28.967%
12th Call Date	$1,302.83	30.283%
13th Call Date	$1,316.00	31.600%
14th Call Date	$1,329.17	32.917%
15th Call Date	$1,342.33	34.233%
16th Call Date	$1,355.50	35.550%
17th Call Date	$1,368.67	36.867%
18th Call Date	$1,381.83	38.183%
19th Call Date	$1,395.00	39.500%
20th Call Date	$1,408.17	40.817%
21st Call Date	$1,421.33	42.133%
22nd Call Date	$1,434.50	43.450%
23rd Call Date	$1,447.67	44.767%
24th Call Date	$1,460.83	46.083%
25th Call Date	$1,474.00	47.400%

If the Securities are not automatically called:

Hypothetical Performance Factor of the Lowest Performing Underlying on the Final Calculation Day(1)	Hypothetical Percentage Change from the Hypothetical Starting Value of the Lowest Performing Underlying to the Hypothetical Ending Value of the Lowest Performing Underlying	Hypothetical Maturity Payment Amount per Security	Hypothetical pre-tax total rate of return
99.00%	-1.00%	$1,000.00	0.00%
90.00%	-10.00%	$1,000.00	0.00%
80.00%	-20.00%	$1,000.00	0.00%
79.00%	-21.00%	$990.00	-1.00%
70.00%	-30.00%	$900.00	-10.00%
60.00%	-40.00%	$800.00	-20.00%
50.00%	-50.00%	$700.00	-30.00%
25.00%	-75.00%	$450.00	-55.00%
0.00%	-100.00%	$200.00	-80.00%

(1)The Performance Factor of the Lowest Performing Underlying on the Final Calculation Day is equal to its Ending Value divided by its Starting Value (expressed as a percentage).

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Biotech ETF and the iShares® MSCI Emerging Markets® ETF due July 6, 2029

Hypothetical Examples Of Payment Upon An Automatic Call Or At Maturity

Example 1. The Fund Closing Price of the Lowest Performing Underlying on the first Call Date is greater than its Call Value, and the Securities are automatically called on the first Call Date:

State Street® SPDR® S&P® Biotech ETF		iShares® MSCI Emerging Markets® ETF
Hypothetical Starting Value:	$100.00	$100.00
Hypothetical Call Value:	$100.00	$100.00
Hypothetical Fund Closing Price on first Call Date:	$140.00	$130.00
Performance Factor on first Call Date (Fund Closing Price on first Call Date divided by Starting Value):	140.00%	130.00%

Step 1: Determine which Underlying is the Lowest Performing Underlying on the first Call Date.

In this example, the iShares® MSCI Emerging Markets® ETF has the lowest Performance Factor on the first Call Date and is, therefore, the Lowest Performing Underlying on the first Call Date.

Step 2: Determine the payment upon automatic call.

Because the hypothetical Fund Closing Price of the Lowest Performing Underlying on the first Call Date is greater than its hypothetical Call Value, the Securities are automatically called on the first Call Date and you will receive on the related Call Settlement Date the principal amount of your Securities plus a Call Premium of 15.80% of the principal amount. Even though the Lowest Performing Underlying on the first Call Date appreciated by 30.00% from its Starting Value to its Fund Closing Price on the first Call Date in this example, your return is limited to the Call Premium of 15.80% that is applicable to such Call Date.

On the Call Settlement Date, you would receive $1,158.00 per Security.

Example 2. The Securities are not automatically called prior to the last Call Date (the Final Calculation Day). The Fund Closing Price of the Lowest Performing Underlying on the Final Calculation Day is greater than its Call Value, and the Securities are automatically called on the Final Calculation Day:

	State Street® SPDR® S&P® Biotech ETF	iShares® MSCI Emerging Markets® ETF
Hypothetical Starting Value:	$100.00	$100.00
Hypothetical Call Value:	$100.00	$100.00
Hypothetical Fund Closing Prices on Call Dates prior to the Final Calculation Day:	Various (all below Call Value)	Various (all below Call Value)
Hypothetical Fund Closing Price on Final Calculation Day (i.e., the Ending Value):	$110.00	$109.00
Performance Factor on Final Calculation Day (Ending Value divided by Starting Value):	110.00%	109.00%

Step 1: Determine which Underlying is the Lowest Performing Underlying on the Final Calculation Day.

In this example, the iShares® MSCI Emerging Markets® ETF has the lowest Performance Factor on the Final Calculation Day and is, therefore, the Lowest Performing Underlying on the Final Calculation Day.

Step 2: Determine the payment upon automatic call.

Because the hypothetical Fund Closing Price of the Lowest Performing Underlying on each Call Date prior to the last Call Date (which is the Final Calculation Day) is less than its hypothetical Call Value, the Securities are not called prior to the Final Calculation Day. Because the hypothetical Fund Closing Price of the Lowest Performing Underlying on the Final Calculation Day is greater than its hypothetical Call Value, the Securities are automatically called on the Final Calculation Day and you will receive on the related Call Settlement Date (which is the Maturity Date) the principal amount of your Securities plus a Call Premium of 47.40% of the principal amount.

On the Call Settlement Date (which is the Maturity Date), you would receive $1,474.00 per Security.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Biotech ETF and the iShares® MSCI Emerging Markets® ETF due July 6, 2029

Example 3. The Securities are not automatically called. The Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Starting Value but not by more than the Buffer Amount and the Maturity Payment Amount is equal to the principal amount:

	State Street® SPDR® S&P® Biotech ETF	iShares® MSCI Emerging Markets® ETF
Hypothetical Starting Value:	$100.00	$100.00
Hypothetical Call Value:	$100.00	$100.00
Hypothetical Fund Closing Prices on Call Dates prior to the Final Calculation Day:	Various (all below Call Value)	Various (all below Call Value)
Hypothetical Ending Value:	$115.00	$95.00
Hypothetical Threshold Value:	$80.00	$80.00
Performance Factor on Final Calculation Day (Ending Value divided by Starting Value):	115.00%	95.00%

Step 1: Determine which Underlying is the Lowest Performing Underlying on the Final Calculation Day.

In this example, the iShares® MSCI Emerging Markets® ETF has the lowest Performance Factor and is, therefore, the Lowest Performing Underlying on the Final Calculation Day.

Step 2: Determine the Maturity Payment Amount based on the Ending Value of the Lowest Performing Underlying on the Final Calculation Day.

Because the hypothetical Fund Closing Price of the Lowest Performing Underlying on each Call Date (including the Final Calculation Day) is less than its hypothetical Call Value, the Securities are not automatically called. Because the hypothetical Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its hypothetical Starting Value, but not by more than the Buffer Amount, you would receive the Maturity Payment Amount equal to the principal amount of your Securities.

On the Maturity Date, you would receive $1,000.00 per Security.

Example 4. The Securities are not automatically called. The Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Starting Value by more than the Buffer Amount and the Maturity Payment Amount is less than the principal amount:

	State Street® SPDR® S&P® Biotech ETF	iShares® MSCI Emerging Markets® ETF
Hypothetical Starting Value:	$100.00	$100.00
Hypothetical Fund Closing Prices on Call Dates prior to the Final Calculation Day:	Various (all below Call Value)	Various (all above Call Value)
Hypothetical Ending Value:	$50.00	$120.00
Hypothetical Threshold Value:	$80.00	$80.00
Performance Factor on Final Calculation Day (Ending Value divided by Starting Value):	50.00%	120.00%

Step 1: Determine which Underlying is the Lowest Performing Underlying on the Final Calculation Day.

In this example, the State Street® SPDR® S&P® Biotech ETF has the lowest Performance Factor and is, therefore, the Lowest Performing Underlying on the Final Calculation Day.

Step 2: Determine the Maturity Payment Amount based on the Ending Value of the Lowest Performing Underlying on the Final Calculation Day.

Because the hypothetical Fund Closing Price of the Lowest Performing Underlying on each Call Date (including the Final Calculation Day) is less than its hypothetical Call Value, the Securities are not automatically called. Because the hypothetical Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its hypothetical Starting Value by more than the Buffer Amount, you would lose a portion of the principal amount of your Securities and receive the Maturity Payment Amount equal to:

= $1,000 × (Performance Factor of the Lowest Performing Underlying on the Final Calculation Day + Buffer Amount)

= $1,000 × (50.00% + 20.00%) = $700.00

On the Maturity Date, you would receive $700.00 per Security, resulting in a loss of 30.00%. As this example illustrates, if any Underlying depreciates below its Starting Value on the Final Calculation Day by more than the Buffer Amount, you will incur a

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Biotech ETF and the iShares® MSCI Emerging Markets® ETF due July 6, 2029

loss on the Securities at maturity, even if the other Underlying has appreciated or has not declined below its Starting Value by more than the Buffer Amount.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Biotech ETF and the iShares® MSCI Emerging Markets® ETF due July 6, 2029

All disclosures contained in this pricing supplement regarding the Underlyings, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, each of SSGA Funds Management, Inc. (“SSGA”), the investment advisor to the XBI, and BlackRock Fund Advisors (“BFA”), the investment advisor to the EEM. We refer to SSGA and BFA as the “Investment Advisors”. The Investment Advisors which license the copyright and all other rights to the respective Underlyings, have no obligation to continue to publish, and may discontinue publication of, an Underlying. The consequences of any Investment Advisor discontinuing publication of any Underlying are discussed in “General Terms of the Securities-Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the accompanying product supplement. None of us, the Guarantor, the calculation agent, or BofAS accepts any responsibility for the calculation, maintenance or publication of any Underlying or any successor fund. None of us, the Guarantor, BofAS or any of our other affiliates makes any representation to you as to the future performance of the Underlyings. You should make your own investigation into the Underlyings.

The State Street® SPDR® S&P® Biotech ETF

The XBI seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P® Biotechnology Select Industry® Index (the “underlying index”). The underlying index represents the biotechnology sub-industry portion of the Standard & Poor’s (“S&P”) Total Market Index (“S&P TMI”), an index that measures the performance of the U.S. equity market. The XBI is composed of companies that are in the biotechnology sector. The XBI trades on NYSE Arca under the ticker symbol “XBI.”

The XBI utilizes a “replication” investment approach in attempting to track the performance of its underlying index. The XBI typically invests in substantially all of the securities which comprise the underlying index in approximately the same proportions as the underlying index. The XBI will normally invest at least 80% of its total assets in the common stocks that comprise the underlying index.

The shares of the XBI are registered under the Securities Exchange Act of the 1934, as amended. Accordingly, information filed with the SEC relating to the XBI, including its period financial reports, may be found on the SEC website.

The S&P® Biotechnology Select Industry® Index

This underlying index is an equal-weighted index that is designed to measure the performance of the biotechnology sub-industry portion of the S&P TMI. The S&P TMI includes all U.S. common equities listed on the New York Stock Exchange (the “NYSE”) (including NYSE Arca), the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market and CBOE exchanges. Each of the component stocks in the underlying index is a constituent company within the biotechnology sub-industry portion of the S&P TMI.

To be eligible for inclusion in the underlying index, companies must be in the S&P TMI and must be included in the relevant Global Industry Classification Standard (GICS) sub-industry. The GICS was developed to establish a global standard for categorizing companies into sectors and industries. In addition to the above, companies must satisfy one of the two following combined size and liquidity criteria:

●float-adjusted market capitalization above US$500 million and float-adjusted liquidity ratio above 90%; or

●float-adjusted market capitalization above US$400 million and float-adjusted liquidity ratio above 150%.

All U.S. companies satisfying these requirements are included in the underlying index. The total number of companies in the underlying index should be at least 35. If there are fewer than 35 stocks, stocks from a supplementary list of highly correlated sub-industries that meet the market capitalization and liquidity thresholds above are included in order of their float-adjusted market capitalization to reach 35 constituents. Minimum market capitalization requirements may be relaxed to ensure there are at least 22 companies in the underlying index as of each rebalancing effective date.

Eligibility factors include:

●Market Capitalization: Float-adjusted market capitalization should be at least US$400 million for inclusion in the underlying index. Existing index components must have a float-adjusted market capitalization of US$300 million to remain in the underlying index at each rebalancing.

●Liquidity: The liquidity measurement used is a liquidity ratio, defined as dollar value traded over the previous 12-months divided by the float-adjusted market capitalization as of the underlying index rebalancing reference date. Stocks having a float-

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Biotech ETF and the iShares® MSCI Emerging Markets® ETF due July 6, 2029

adjusted market capitalization above US$500 million must have a liquidity ratio greater than 90% to be eligible for addition to the underlying index. Stocks having a float-adjusted market capitalization between US$400 and US$500 million must have a liquidity ratio greater than 150% to be eligible for addition to the underlying index. Existing index constituents must have a liquidity ratio greater than 50% to remain in the underlying index at the quarterly rebalancing. The length of time to evaluate liquidity is reduced to the available trading period for IPOs or spin-offs that do not have 12 months of trading history.

●Takeover Restrictions: At the discretion of S&P, constituents with shareholder ownership restrictions defined in company bylaws may be deemed ineligible for inclusion in the underlying index. Ownership restrictions preventing entities from replicating the index weight of a company may be excluded from the eligible universe or removed from the underlying index.

●Turnover: S&P believes turnover in index membership should be avoided when possible. At times, a company may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to the underlying index, not for continued membership. As a result, an index constituent that appears to violate the criteria for addition to the underlying index will not be deleted unless ongoing conditions warrant a change in the composition of the underlying index.

Computation of the XBI

The underlying index is calculated as the underlying index market value divided by the divisor. In an equal-weighted index like the underlying index, the market capitalization of each stock used in the calculation of the index market value is redefined so that each stock has an equal weight in the index on each rebalancing date. The adjusted market capitalization for each stock in the index is calculated as the product of the stock price, the number of shares outstanding, the stock’s float factor and the adjustment factor.

A stock’s float factor refers to the number of shares outstanding that are available to investors. S&P indices exclude shares closely held by control groups from the underlying index calculation because such shares are not available to investors. For each stock, S&P calculates an Investable Weight Factor (IWF) which is the percentage of total shares outstanding that are included in the underlying index calculation.

The adjustment factor for each stock is assigned at each rebalancing date and is calculated by dividing a specific constant set for the purpose of deriving the adjustment factor (often referred to as modified index shares) by the number of stocks in the underlying index multiplied by the float adjusted market value of such stock on such rebalancing date.

Adjustments are also made to ensure that no stock in the underlying index will have a weight that exceeds the value that can be traded in a single day for a theoretical portfolio of $2 billion. Theoretical portfolio values are reviewed annually and any updates are made at the discretion of the underlying index committee, as defined below. The maximum Basket liquidity weight for each stock in the underlying index will be calculated using the ratio of its three-month median daily value traded to the theoretical portfolio value of $2 billion. Each stock’s weight in the underlying index is then compared to its maximum Basket liquidity weight and is set to the lesser of (1) its maximum Basket liquidity weight or (2) its initial equal weight. All excess weight is redistributed across the underlying index to the uncapped stocks. If necessary, a final adjustment is made to ensure that no stock in the underlying index has a weight greater than 4.5%. No further adjustments are made if the latter step would force the weight of those stocks limited to their maximum Basket liquidity weight to exceed that weight. If the underlying index contains exactly 22 stocks as of the rebalancing effective date, the underlying index will be equally weighted without Basket liquidity constraints.

If a company has more than one share class line in the S&P Total Market Index, such company will be represented once by the designated listing (generally the share class with both (i) the highest one-year trading liquidity as defined by median daily value traded and (ii) the largest float-adjusted market capitalization). S&P reviews designated listings on an annual basis and any changes are implemented after the close of the third Friday in September. The last trading day in July is used as the reference date for the liquidity and market capitalization data in such determination. Once a listed share class line is added to the underlying index, it may be retained in the underlying index even though it may appear to violate certain constituent addition criteria. For companies that issue a second publicly traded share class to underlying index share class holders, the newly issued share class line will be considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.

The underlying index is calculated by using the divisor methodology used in all S&P equity indices. The initial divisor was set to have a base value of 1,000 on June 20, 2003. The underlying index level is the underlying index market value divided by the Underlying index divisor. In order to maintain underlying index series continuity, it is also necessary to adjust the divisor at each rebalancing. Therefore, the divisor (after rebalancing) equals the underlying index market value (after rebalancing) divided by the underlying index value before rebalancing. The divisor keeps the underlying index comparable over time and is one manipulation point for adjustments to the underlying index, which we refer to as maintenance of the underlying index.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Biotech ETF and the iShares® MSCI Emerging Markets® ETF due July 6, 2029

Historical Performance of the XBI

The following graph sets forth the daily historical performance of the XBI in the period from January 2, 2021 through June 16, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal line in the graph represents the XBI’s hypothetical Threshold Price of $108.272, which is 80% of the XBI’s hypothetical Starting Value of $135.34, which was its closing level on June 16, 2026. The actual Starting Value and Threshold Value will be determined on the Pricing Date.

This historical data on the XBI is not necessarily indicative of the future performance of the XBI or what the value of the Securities may be. Any historical upward or downward trend in the price of the XBI during any period set forth above is not an indication that the price of the XBI is more or less likely to increase or decrease at any time over the term of the Securities.

Before investing in the Securities, you should consult publicly available sources for the prices and trading pattern of the XBI.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Biotech ETF and the iShares® MSCI Emerging Markets® ETF due July 6, 2029

The iShares® MSCI Emerging Markets® ETF

The shares of the EEM are issued by iShares, Inc., a registered investment company. The EEM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index (“MXEF”), its underlying index. The EEM typically earns income dividends from securities included in the EEM. These amounts, net of expenses and taxes (if applicable), are passed along to the EEM’s shareholders as “ordinary income.” In addition, the EEM realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the Securities are linked only to the share price of the EEM, you will not be entitled to receive income, dividend, or capital gain distributions from the EEM or any equivalent payments. The shares of the iShares® MSCI Emerging Markets ETF trade on the NYSE Arca under the ticker symbol “EEM.”

As investment adviser, BlackRock Fund Advisors (“BFA”) has overall responsibility for the general management and administration of the EEM. For its investment advisory services to the EEM, BFA is paid a management fee based on the EEM’s allocable portion of an aggregate management fee calculated based on the aggregate average daily net assets of a group of iShares funds, as follows: 0.75% per annum of the aggregate net assets less than or equal to $14.0 billion, plus 0.68% per annum of the aggregate net assets on amounts over $14.0 billion, up to and including $28.0 billion, plus 0.61% per annum of the aggregate net assets on amounts over $28.0 billion up to and including $42.0 billion, plus 0.54% per annum of the aggregate net assets on amounts over $42.0 billion, up to and including $56.0 billion, plus 0.47% per annum of the aggregate net assets on amounts over $56.0 billion, up to and including $70.0 billion, plus 0.41% per annum of the aggregate net assets on amounts over $70.0 billion, up to and including $84.0 billion, plus 0.35% per annum of the aggregate net assets on amounts in excess of $84.0 billion.

The shares of the EEM are registered under the Securities Exchange Act of 1934, as amended. Accordingly, information filed with the SEC relating to the EEM, including its periodic financial reports, may be found on the SEC’s website.

Investment Objective and Strategy

The EEM seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as represented by the MXEF. The EEM’s investment objective and the MXEF may be changed at any time without shareholder approval. Notwithstanding the EEM’s investment objective, the return on your Securities will not reflect any dividends paid on the EEM shares, on the securities purchased by the EEM or on the securities that comprise the MXEF.

The return on your Securities is linked to the performance of the iShares® MSCI Emerging Markets ETF, and not to the performance of the MSCI Emerging Markets Index on which the EEM is based. Although the EEM seeks results that correspond generally to the performance of the MXEF, the EEM follows a strategy of “representative sampling,” which means the EEM’s holdings do not identically correspond to the holdings and weightings of the MXEF, and may significantly diverge from the MXEF. Additionally, when the EEM purchases securities not held by the MXEF, the EEM may be exposed to additional risks, such as counterparty credit risk or liquidity risk, to which the MXEF components are not exposed. Therefore, the EEM will not directly track the performance of the MXEF and there may be significant variation between the performance of the EEM and the MXEF on which it is based.

Representative Sampling

BFA uses a representative sampling strategy to track the underlying index. Representative sampling is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to that of the underlying index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the underlying index. The EEM may or may not hold all of the securities that are included in the underlying index.

The EEM generally invests at least 90% of its assets in the securities of the underlying index and in American Depositary Receipts or Global Depositary Receipts representing securities of the underlying index. The EEM may invest the remainder of its assets in securities, including securities that are not in the underlying index, but which BFA believes will help the EEM track the underlying index, and futures contracts, options on futures contracts, other types of options and swaps related to the underlying index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates. BFA will waive portfolio management fees in an amount equal to the portfolio management fees of such other iShares funds for any portion of the EEM’s assets invested in shares of such other funds.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Biotech ETF and the iShares® MSCI Emerging Markets® ETF due July 6, 2029

The MSCI Emerging Markets Index

The MXEF is intended to measure equity market performance in the global emerging markets. The MXEF is a free float--adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The MXEF is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MXEF has a base value of 100.00 and a base date of December 31, 1987. The MXEF consists of the following 24 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Kuwait, Malaysia, Mexico, Peru, Philippines, Poland, Qatar, Saudi Arabia, South Africa, South Korea, Taiwan, Thailand, Turkey and United Arab Emirates.

The MXEF is an “MSCI Index.”

The Country Indices

Each country’s index included in an MSCI Index is referred to as a “Country Index.” Under the MSCI methodology, each Country Index is an “MSCI Global Standard Index.” The components of each Country Index used to be selected by the index sponsor from among the universe of securities eligible for inclusion in the relevant Country Index so as to target an 85% free float-adjusted market representation level within each of a number of industry groups, subject to adjustments to (i) provide for sufficient liquidity, (ii) reflect foreign investment restrictions (only those securities that can be held by non-residents of the country corresponding to the relevant Country Index are included) and (iii) meet certain other investibility criteria. Following a change in the index sponsor’s methodology implemented in May 2008, the 85% target is now measured at the level of the country universe of eligible securities rather than the industry group level-so each Country Index will seek to include the securities that represent 85% of the free float-adjusted market capitalization of all securities eligible for inclusion, but will still be subject to liquidity, foreign investment restrictions and other investibility adjustments. The index sponsor defines “free float” as total shares excluding shares held by strategic investors such as governments, corporations, controlling shareholders and management, and shares subject to foreign ownership restrictions.

Calculation of the Country Indices

Each Country Index is a free float-adjusted market capitalization index that is designed to measure the market performance, including price performance, of the equity securities in that country. Each Country Index is calculated in the relevant local currency as well as in U.S. dollars, with price, gross and net returns.

Each component is included in the relevant Country Index at a weight that reflects the ratio of its free float-adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the components in that Country Index. The index sponsor defines the free float of a security as the proportion of shares outstanding that is deemed to be available for purchase in the public equity markets by international investors.

Calculation of the MSCI Indices

The performance of a MSCI Index on any given day represents the weighted performance of all of the components included in all of the Country Indices. Each component in a MSCI Index is included at a weight that reflects the ratio of its free float-adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the components included in all of the Country Indices.

Maintenance of and Changes to the MSCI Indices

The index sponsor maintains the MSCI Indices with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets and segments. In maintaining the indices, emphasis is also placed on continuity, continuous investibility of the constituents, replicability, index stability and low turnover in the indices.

As part of the changes to the index sponsor’s methodology which became effective in May 2008, maintenance of the indices falls into three broad categories:

•semi-annual reviews, which will occur each May and November and will involve a comprehensive reevaluation of the market, the universe of eligible securities and other factors involved in composing the indices;

•quarterly reviews, which will occur each February, May, August and November and will focus on significant changes in the

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Biotech ETF and the iShares® MSCI Emerging Markets® ETF due July 6, 2029

market since the last semi-annual review and on including significant new eligible securities (such as IPOs, which were not eligible for earlier inclusion in the indices); and

•ongoing event-related changes, which will generally be reflected in the indices at the time of the event and will include changes resulting from mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events.

Prices and Exchange Rates

Prices

The prices used to calculate the MSCI Indices are the official exchange closing prices or those figures accepted as such. The index sponsor reserves the right to use an alternative pricing source on any given day.

Exchange Rates

The index sponsor uses the closing spot rates published by WM / Reuters at 4:00 p.m., London time. The index sponsor uses WM / Reuters rates for all countries for which it provides indices.

In case WM/Reuters does not provide rates for specific markets on given days (for example Christmas Day and New Year’s Day), the previous business day’s rates are normally used. The index sponsor independently monitors the exchange rates on all its indices and may, under exceptional circumstances, elect to use an alternative exchange rate if the WM / Reuters rates are not available, or if the index sponsor determines that the WM / Reuters rates are not reflective of market circumstances for a given currency on a particular day. In such circumstances, an announcement would be sent to clients with the related information. If appropriate, the index sponsor may conduct a consultation with the investment community to gather feedback on the most relevant exchange rate.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Biotech ETF and the iShares® MSCI Emerging Markets® ETF due July 6, 2029

Historical Performance of the EEM

The following graph sets forth the daily historical performance of the EEM in the period from January 2, 2021 through June 16, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal line in the graph represents the EEM’s hypothetical Threshold Price of $54.912, which is 80% of the EEM’s hypothetical Starting Value of $68.64, which was its Fund Closing Price on June 16, 2026. The actual Starting Value and Threshold Value will be determined on the Pricing Date.

This historical data on the EEM is not necessarily indicative of the future performance of the EEM or what the value of the Securities may be. Any historical upward or downward trend in the price of the EEM during any period set forth above is not an indication that the price of the EEM is more or less likely to increase or decrease at any time over the term of the Securities.

Before investing in the Securities, you should consult publicly available sources for the prices and trading pattern of the EEM.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Biotech ETF and the iShares® MSCI Emerging Markets® ETF due July 6, 2029

Structuring the Securities

The Securities are our debt securities, the return on which is linked to the performance of the Underlyings. The related guarantee is BAC’s obligation. Any payments on the Securities, including payment of the Maturity Payment Amount, depend on the credit risk of BofA Finance and BAC and on the performance of the Underlyings. As is the case for all of our and BAC’s respective debt securities, including our market-linked securities, the economic terms of the Securities reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked securities result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of securities at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the Securities, along with the fees and charges associated with market-linked securities, typically results in the initial estimated value of the Securities on the Pricing Date being less than their public offering price.

The initial estimated value range of the Securities is set forth on the cover page of this preliminary pricing supplement.  The final pricing supplement will set forth the initial estimated value of the Securities as of the Pricing Date.

In order to meet our payment obligations on the Securities, at the time we issue the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlying, the tenor of the Securities and the hedging arrangements. The economic terms of the Securities and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.

For further information, see “Selected Risk Considerations” beginning on page PS-9 above and “Use of Proceeds” on page 15 of the accompanying prospectus.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Biotech ETF and the iShares® MSCI Emerging Markets® ETF due July 6, 2029

U.S. Federal Income Tax Summary

You should consider the U.S. federal income and estate tax consequences of an investment in the Securities, including the following:

•There is no statutory, judicial, or administrative authority directly addressing the characterization of the Securities.

•You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the Securities for all tax purposes as single financial contracts with respect to the Underlyings. In the opinion of Sidley Austin LLP, our tax counsel, the U.S. federal income tax characterization and treatment of the Securities described herein is a reasonable interpretation of current law.

•Under this characterization and tax treatment of the Securities, a U.S. Holder (as defined on page 76 of the accompanying prospectus) generally will recognize capital gain or loss upon maturity or upon a sale, exchange or redemption of the Securities. This capital gain or loss generally will be long-term capital gain or loss if you held the Securities for more than one year.

•No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.

•In addition, there may exist a risk that an investment in the Securities will be treated, in whole or in part, as a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of the Securities will be recharacterized as ordinary income. Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Securities.

•Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the accompanying product supplement), if any, will not apply to Securities that are issued as of the date of this pricing supplement unless such Securities are “delta-one” instruments. Based on our determination that the Securities are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Securities.

•Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Securities.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Securities, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-45 of the accompanying product supplement.